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Exhibit 4.5

FEI COMPANY
5.5% CONVERTIBLE SUBORDINATED NOTES DUE AUGUST 15, 2008

1.  INTEREST

    FEI Company, an Oregon corporation (the "Company", which term shall include any successor corporation under the Indenture hereinafter referred to), promises to pay interest on the principal amount of this Security at the rate of 5.5% per annum. The Company shall pay interest semiannually on February 15 and August 15 of each year, commencing February 15, 2002. Interest on the Securities shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 3, 2001; provided, however, that if there is not an existing default in the payment of interest and if this Security is authenticated between a record date referred to on the face hereof and the next succeeding interest payment date, interest shall accrue from such interest payment date.

    Additional interest shall accrue daily on the Securities from and including the date on which any Registration Default, as defined in the Registration Rights Agreement, shall occur to, but excluding, the date on which all such registration Defaults have been cured, at a rate of 0.50% per annum for the Securities, and, if applicable, on an equivalent basis per share (subject to adjustment in the case of stock splits, stock recombinations, stock dividends and the like) of Common Stock issuable upon conversion of the Securities (the "Additional Interest").

2.  METHOD OF PAYMENT

    The Company shall pay interest on this Security (except defaulted interest) to the person who is the Holder of this Security at the close of business on February 15 or August 15, as the case may be, next preceding the related interest payment date. The Holder must surrender this Security to a Paying Agent to collect payment of principal. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company may, however, pay principal and interest in respect of any Certificated Security by check or wire payable in such money; provided, however, that a Holder with an aggregate principal amount in excess of $2,000,000 may, at such Holder's option, be paid by wire transfer in immediately available funds. The Company may mail an interest check to the Holder's registered address. Notwithstanding the foregoing, so long as this Security is registered in the name of a Depositary or its nominee, all payments hereon shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.

3.  PAYING AGENT, REGISTRAR AND CONVERSION AGENT

    Initially, BNY Western Trust Company (the "Trustee", which term shall include any successor trustee under the Indenture hereinafter referred to) will act as Paying Agent, Registrar and Conversion Agent. The Company may change any Paying Agent, Registrar or Conversion Agent without notice to the Holder. The Company or any of its Affiliates may, subject to certain limitations set forth in the Indenture, act as Paying Agent or Registrar.

4.  INDENTURE, LIMITATIONS

    This Security is one of a duly authorized issue of Securities of the Company designated as its 5.5% Convertible Subordinated Notes Due August 15, 2008 (the "Securities"), issued under an Indenture dated as of August 3, 2001 (together with any supplemental indentures thereto, the "Indenture"), between the Company and the Trustee. The terms of this Security include those stated in the Indenture and those required by or made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture. This Security is subject to all such terms, and the Holder of this Security is referred to the Indenture and said Act for a statement of them.

    The Securities are subordinated unsecured obligations of the Company limited to $175,000,000 aggregate principal amount, subject to Sections 2.2 and 2.7 of the Indenture. The Indenture does not limit other debt of the Company, secured or unsecured, including Senior Indebtedness.

5.  PROVISIONAL AND OPTIONAL REDEMPTION

    (a) The Securities are subject to redemption, as a whole or from time to time in part, at any time on or after August 20, 2004, on at least 20 and no more than 60 days' notice, at the election of the Company. The Redemption Prices (expressed as percentages of the principal amount) are as follows for the Securities redeemed during the periods set forth below:

Period	Percentage
Beginning August 20, 2004 through August 14, 2005	102.750%
Beginning August 15, 2005 through August 14, 2006	101.833%
Beginning August 15, 2006 through August 14, 2007	100.917%
Beginning August 15, 2007 and thereafter	100.00%

in each case together with accrued interest up to but excluding the date of redemption (the "Optional Redemption Date"), and Additional Interest thereon, if any; provided that if the Optional Redemption Date is an interest payment date, interest will be payable to the Holders in whose name the Securities are registered at the close of business on the relevant record dates for payment of such interest.

    (b) The Securities are subject to redemption, as a whole or from time to time in part, at any time on or prior to August 20, 2004 (a "Provisional Redemption"), upon at least 20 and not more than 60 days' notice, at the election of the Company, by mail to the Holders of the Securities, at a redemption price equal to $1,000 per $1,000 principal amount of the Securities redeemed plus accrued and unpaid interest, if any, and Additional Interest thereon, if any, to but excluding the date of redemption (the "Provisional Redemption Date"), if (1) the Closing Sale Price of the Common Stock has exceeded 150% of the Conversion Price for at least 20 Trading Days within a period of any 30 consecutive Trading Days ending on the Trading Day prior to the date of the mailing of the notice of Provisional Redemption, and (2) a shelf registration statement covering resales of the Securities and the Common Stock issuable upon conversion thereof is effective and available for use and is expected to remain effective and available for use for the 30 days following the Provisional Redemption Date unless registration is no longer required; provided that if the Provisional Redemption Date is an interest payment date, interest will be payable to the Holders in whose name the Securities are registered at the close of business on the relevant record dates for payment of such interest.

    Upon any Provisional Redemption, the Company shall make an additional payment, at its option, in cash or Common Stock or a combination of cash and Common Stock with respect to the Securities called for redemption to Holders on the Notice Date in an amount equal to $166.83 per $1,000 principal amount of the Securities, less the amount of any interest actually paid (including, if the Provisional Redemption Date occurs after a record date but before an interest payment date, any interest paid or to be paid in connection with such interest payment date) on such Securities on or prior to the Provisional Redemption Date. The Company shall make such additional payment on all Securities called for Provisional Redemption, including those Securities converted into Common Stock between the Notice Date and the Provisional Redemption Date.

6.  NOTICE OF REDEMPTION

    Notice of redemption will be mailed by first-class mail at least 20 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at its registered address. Securities in denominations larger than $1,000 may be redeemed in part, but only in whole multiples of $1,000. On and after the Redemption Date, subject to the deposit with the Paying Agent of funds sufficient to pay the Redemption Price plus accrued interest, if any, accrued to, but excluding, the Redemption Date, interest shall cease to accrue on Securities or portions of them called for redemption.

7.  PURCHASE OF NOTES AT OPTION OF HOLDER UPON A CHANGE IN CONTROL

    At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase all or any part specified by the Holder (so long as the principal amount of such part is $1,000 or an integral multiple of $1,000 in excess thereof) of the Securities held by such Holder on the date that is 30 Business Days after the occurrence of a Change in Control, at a purchase price equal to 100% of the principal amount thereof together with accrued interest up to, but excluding, the Change in Control Purchase Date. The Holder shall have the right to withdraw any Change in Control Purchase Notice (in whole or in a portion thereof that is $1,000 or an integral multiple of $1,000 in excess thereof) at any time prior to the close of business on the Business Day next preceding the Change in Control Purchase Date by delivering a written notice of withdrawal to the Paying Agent in accordance with the terms of the Indenture.

8.  CONVERSION

    A Holder of a Security may convert the principal amount of such Security (or any portion thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof) into shares of Common Stock at any time prior to the close of business on the Business Day immediately preceding August 15, 2008; provided, however, that if the Security is called for redemption or subject to purchase upon a Change in Control, the conversion right will terminate at the close of business on the Business Day immediately preceding the redemption date or the Change in Control Purchase Date, as the case may be, for such Security or such earlier date as the Holder presents such Security for redemption or purchase (unless the Company shall default in making the redemption payment or paying the Change in Control Purchase Price, as the case may be, when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Security is redeemed or purchased).

    The initial Conversion Price is $49.52 per share, subject to adjustment under certain circumstances. The number of shares of Common Stock issuable upon conversion of a Security is determined by dividing the principal amount of the Security or portion thereof converted by the Conversion Price in effect on the Conversion Date. No fractional shares will be issued upon conversion. Instead of issuing fractional shares, an amount will be paid in cash based upon the Closing Price Per Share (as defined in the Indenture) of the Common Stock on the Trading Day immediately prior to the Conversion Date.

    To convert a Security, a Holder must (a) complete and manually sign the conversion notice set forth below and deliver such notice to a Conversion Agent, (b) surrender the Security to a Conversion Agent, (c) furnish appropriate endorsements and transfer documents if required by a Registrar or a Conversion Agent, and (d) pay any transfer or similar tax, if required. Securities so surrendered for conversion (in whole or in part) during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date (excluding Securities or portions thereof called for redemption on or after August 20, 2004 or subject to purchase upon a Change in Control on a Redemption Date or Change in Control Purchase Date, as the case may be, during the period beginning at the close of business on a regular record date and ending at the opening of business on the first Business Day after the next succeeding interest payment date, or if such interest payment date is not a Business Day, the second such Business Day) shall also be accompanied by payment in funds acceptable to the Company of an amount equal to the interest payable on such interest payment date on the principal amount of such Security then being converted, and such interest shall be payable to such registered Holder notwithstanding the conversion of such Security, subject to the provisions of this Indenture relating to the payment of defaulted interest by the Company. If the Company defaults in the payment of interest payable on such interest payment date, the Company shall promptly repay such funds to such Holder. A Holder may convert a portion of a Security equal to $1,000 or any integral multiple thereof.

    A Security in respect of which a Holder had delivered a Change in Control Purchase Notice exercising the option of such Holder to require the Company to purchase such Security may be converted only if the Change in Control Purchase Notice is withdrawn in accordance with the terms of the Indenture.

9.  CONVERSION ARRANGEMENT ON CALL FOR REDEMPTION

    Any Securities called for redemption, unless surrendered for conversion before the close of business on the Business Day immediately preceding the Redemption Date, may be deemed to be purchased from the Holders of such Securities at an amount not less than the Redemption Price, together with accrued interest, if any, to, but not including, the Redemption Date, by one or more investment bankers or other purchasers who may agree with the Company to purchase such Securities from the Holders, to convert them into Common Stock of the Company and to make payment for such Securities to the Paying Agent in trust for such Holders.

10.  SUBORDINATION

    The indebtedness evidenced by the Securities is, to the extent and in the manner provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness of the Company. Any Holder by accepting this Security agrees to and shall be bound by such subordination provisions and authorizes the Trustee to give them effect. In addition to all other rights of Senior Indebtedness described in the Indenture, the Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any terms of any instrument relating to the Senior Indebtedness or any extension or renewal of the Senior Indebtedness.

11.  DENOMINATIONS, TRANSFER, EXCHANGE

    The Securities are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. A Holder may register the transfer or exchange of Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charges that may be imposed in relation thereto by law or permitted by the Indenture.

12.  PERSONS DEEMED OWNERS

    The Holder of a Security may be treated as the owner of it for all purposes.

13.  UNCLAIMED MONEY

    If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its written request. After that, Holders entitled to money must look to the Company for payment.

14.  AMENDMENT, SUPPLEMENT AND WAIVER

    Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Securities then outstanding, and an existing default or Event of Default and its consequence or compliance with any provision of the Indenture or the Securities may be waived in a particular instance with the consent of the Holders of a majority in principal amount of the Securities then outstanding. Without the consent of or notice to any Holder, the Company and the Trustee may amend or supplement the Indenture or the Securities to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any Holder.

15.  SUCCESSOR CORPORATION

    When a successor corporation assumes all the obligations of its predecessor under the Securities and the Indenture in accordance with the terms and conditions of the Indenture, the predecessor corporation will (except in certain circumstances specified in the Indenture) be released from those obligations.

16.  DEFAULTS AND REMEDIES

    Under the Indenture, an Event of Default includes: (i) default in payment of any principal (including, without limitation, any premium, if any) on the Securities when due; (ii) failure by the

Company after notice to it to comply with any of its other agreements contained in the Indenture or the Securities; and (iii) certain events of bankruptcy, insolvency or reorganization of the Company. If an Event of Default (other than as a result of certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Securities then outstanding may declare all unpaid principal to the date of acceleration on the Securities then outstanding to be due and payable immediately, all as and to the extent provided in the Indenture. If an Event of Default occurs as a result of certain events of bankruptcy, insolvency or reorganization of the Company, unpaid principal of the Securities then outstanding shall become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder, all as and to the extent provided in the Indenture. Holders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in principal amount of the Securities then outstanding may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company is required to file periodic reports with the Trustee as to the absence of default.

17.  TRUSTEE DEALINGS WITH THE COMPANY

    BNY Western Trust Company, the Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from and perform services for the Company or an Affiliate of the Company, and may otherwise deal with the Company or an Affiliate of the Company, as if it were not the Trustee.

18.  NO RECOURSE AGAINST OTHERS

    A director, officer, employee or shareholder, as such, of the Company shall not have any liability for any obligations of the Company under the Securities or the Indenture nor for any claim based on, in respect of or by reason of such obligations or their creation. The Holder of this Security by accepting this Security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Security.

19.  AUTHENTICATION

    This Security shall not be valid until the Trustee or an authenticating agent manually signs the certificate of authentication on the other side of this Security.

20.  ABBREVIATIONS AND DEFINITIONS

    Customary abbreviations may be used in the name of the Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and UGMA (= Uniform Gifts to Minors Act).

    All terms defined in the Indenture and used in this Security but not specifically defined herein are defined in the Indenture and are used herein as so defined.

21.  INDENTURE TO CONTROL; GOVERNING LAW

    In the case of any conflict between the provisions of this Security and the Indenture, the provisions of the Indenture shall control. THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

    The Company will furnish to any Holder, upon written request and without charge, a copy of the Indenture. Requests may be made to: FEI Company, 7451 NW Evergreen Parkway, Hillsboro, Oregon 97124-5830, Attention: Chief Financial Officer.

ASSIGNMENT FORM

To assign this Security, fill in the form below:
I or we assign and transfer this Security to

(Insert assignee's social security or Tax I.D. no.)

(Print or type assignee's name, address and zip code)
and irrevocably appoint

as agent to transfer this Security on the books of the Company. The agent may substitute another to act for him or her.
Your Signature:
Date:
(Sign exactly as your name appears on the other side of this Security)
*Signature guaranteed by:
By:

  * The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

CONVERSION NOTICE

To convert this Security into Common Stock of the Company, check the box: / /

To convert only part of this Security, state the principal amount to be converted (must be $1,000 or a multiple of $1,000): $            .

If you want the stock certificate issued in another person's name, fill in the form below:

(Insert assignee's social security or Tax I.D. no.)

(Print or type assignee's name, address and zip code)
Your Signature:
Date:
(Sign exactly as your name appears on the other side of this Security)
*Signature guaranteed by:
By:

  * The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

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  Exhibit 4.5
FEI COMPANY 5.5% CONVERTIBLE SUBORDINATED NOTES DUE AUGUST 15, 2008
ASSIGNMENT FORM
CONVERSION NOTICE